Exhibit 3.14

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

of

NuCO2 LLC

The undersigned, an authorized natural person, for the purposes of forming a limited liability company under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplementary thereto, and known, identified and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST:                  The name of the limited liability company (the “Company”) is NuCO2 LLC.

SECOND:             The address of the Company’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD:                 The formation of the Company shall be effective upon the filing of this Certificate of Formation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of this 21st day of February, 2008.

By:	/s/ Olumide Owoo
Olumide Owoo, Authorized Person